Exhibit 10.t

EMPLOYMENT AGREEMENT

                This Employment Agreement (hereinafter “Agreement”) is entered into as of the 1st of February, 2002, by and between Longs Drug Stores California, Inc., a California corporation (hereinafter “Company”) and Bruce E. Schwallie, an individual (hereinafter “Schwallie”).

                WHEREAS, Company desires to have Schwallie as an employee of Company; and

                WHEREAS, Schwallie desires to be hired as an employee of Company.

                NOW, THEREFORE, the parties agree as follows:

1.                                       The Position shall be Senior Vice President — Pharmacy and Business Development (hereinafter “Position”) reporting to the CEO.

2.                                       Bi-weekly pay will be Nine Thousand Six Hundred Fifteen Dollars and Thirty-Eight Cents ($9,615.38), which is Two Hundred Fifty Thousand Dollars ($250,000.00) per year.  During your first full year of employment you will receive a guaranteed bonus equal to forty percent (40%) of your base annual salary.  Any bonus thereafter will be based on your individual as well as the Company’s overall performance.

3.                                       Company will provide a hiring bonus of Fifty Thousand Dollars ($50,000.00), which will be taxable to Schwallie as income for state and federal income tax purposes.

4.                                       Schwallie will begin to accrue vacation immediately at the rate of four (4) weeks per year.

5.                                       Schwallie will be offered a Non-qualified Stock Option of twenty thousand (20,000) shares within a month of his hire date at the then current price, which shall vest in accordance with the current Company vesting policy.

6.                                       Schwallie will be eligible for options granted to the Company’s Senior Vice Presidents in conjunction with the new option program currently scheduled to be implemented in the Company’s 2003 fiscal year.

7.                                       Company will provide Schwallie a Termination Agreement commensurate with the Position.

8.                                       Company agrees to buy Schwallie’s current home (residence and property) in Ohio at an agreed upon price (average of two [2] appraisals) with timing and conditions to be agreed upon.

9.                                       To aid in relocation and cost of the housing difference in the Walnut Creek area, an amount will be paid equal to the net present value of the difference in interest payments for a ten (10) year period that is required to secure a comparable residence in Walnut Creek, California.   It is agreed that the difference in home value is Four Hundred Fifty Thousand Dollars ($450,000.00) and the interest rate is seven percent (7%) and therefore the net present value of increased interest over a ten (10) year period is Two Hundred Twenty-Eight Thousand Seven Hundred Fifty-Seven Dollars and Eighteen Cents ($228,757.18).   This relocation allowance will be provided as a loan for which a Promissory Note will be prepared and signed.  It is agreed that the Company will forgive one-fifth (1/5) of this loan plus accrued interest at the end of each of the first five (5) years of your employment.  If you voluntarily terminate your employment with Longs within two years of your dated Promissory Note, you will be required to reimburse the Company in full for the balance of the relocation allowance loan including accrued interest.  If the provisions of the Agreement for Termination Benefits in the Event of a Change in Corporate Control entered into by the Company and Schwallie shall go into effect under its terms and a “Severance of Employment” thereunder takes place, it is hereby agreed that any balance remaining on the loan provided for in this paragraph shall be forgiven by the Company as of the date of such severance.

10.                                 Schwallie will be reimbursed for reasonable moving expenses based on information submitted to the Company, which will be grossed up for state and federal income tax purposes where allowable by IRS regulations.  All realtor fees associated with the sale of your primary residence in Ohio will be reimbursed per current relocation policy.

11.                                 Schwallie will be reimbursed for up to six (6) months of reasonable temporary living expenses based on information submitted to the Company in order to assist in finding a new residence.  Reasonable travel back and forth to Ohio as needed will be reimbursed until relocation is completed.   One month’s salary will be paid in advance of Schwallie’s actual relocation to offset incidental costs associated with the move.

12.                                 Company will immediately place Schwallie and appropriate dependents on the Executive Medical Plan (which includes dental and vision care).

13.                                 Schwallie will be provided information on and will be eligible to participate in the following programs commensurate with his position with the Company:

a)              Profit sharing, life insurance, long-term disability, and 401-k plans;

b)             Available medical insurance coverage options;

c)              Company car allowance/lease options; and

d)             Termination benefits in the event of a change in corporate control.

14.                                 Company agrees that for a two (2) year initial period of employment with the Company, that the Company shall have limited liability for severance.  Should the work arrangements be dissolved during this two (2) year period, the parties agree as follows:

a)              Should the Company choose to sever its employment relationship with you in the first two (2) years for any reason other than for cause, the Company will provide a cash payment equal to one year’s salary plus your guaranteed bonus during the first year, and if in the second year, 90% of the estimated bonus for that year.  For purposes of this calculation, the estimated bonus will be based on the Company’s operating plan.  At the conclusion of the one (1) year period, a settlement of the amount due to Schwallie will occur.  The settlement will true up 90% of the estimated bonus to the actual amount if Schwallie had been employed during that period of time.

b)             Should Schwallie cause his employment to be terminated by his resignation or by being discharged for gross or willful misconduct relating to the performance by Schwallie of his duties at the Company, all outstanding notes would immediately become due and payable with accrued interest except as otherwise herein provided.  No other compensation would be due, other than that accrued to that point.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first written above.

Bruce E. Schwallie,		LONGS DRUG STORES CALIFORNIA, INC.
An Individual		a California Corporation

By	/s/ Bruce E. Schwallie	By	/s/ Warren F. Bryant
Warren F. Bryant
President and CEO

		By	/s/ William J. Rainey
William J. Rainey
Secretary